Exhibit 10.1

Confidentiality Letter Agreement

August 20, 2019

Jeffrey L. Tate

Jeff:

On August 6, 2019, you were appointed Executive Vice President and Chief Financial Officer of Leggett & Platt, Incorporated (together with its subsidiaries and affiliates, the “Company”) to be effective September 3, 2019. Although you will not begin to function as, or assume the role of, Executive Vice President and Chief Financial Officer until September 3, 2019, the Company desires to deliver, and you have indicated your desire to receive, certain information about the Company prior to September 3, 2019 to begin the Company’s on-boarding process. In connection with your future service as an executive officer of the Company, you may be provided certain information which the Company wishes to keep confidential, including, but not limited to, information related to the Company’s governance, board of directors, management, plans, strategies, business, earnings forecasts, financing arrangements, banking relationships, financial statements, accounting records, risk management, tax strategies and positions, customers, products, manufacturing, marketing, distribution, research and development, intellectual property, trade secrets, employees, pricing data, and any other non-public information delivered to you under this Letter Agreement by the Company, including whether any such information is in written, oral, electronic, website-based, or other form (collectively, “Confidential Information”). Except as provided in this Letter Agreement, you agree not to disclose any Confidential Information to third parties or use any Confidential Information for any purpose other than in connection with the preparation of your future service as an executive officer of the Company, without in each instance securing the prior written consent of Company. Also, you agree not to use the Confidential Information to trade in the Company’s securities.

Confidential Information does not include information which (a) is or becomes known publicly through no fault of yours; or (b) you have learned from a third party who you believe in good faith is entitled to disclose it.

If you are requested or become legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, you agree to use reasonable best efforts to provide the Company with notice of such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Letter Agreement. If a protective order or other remedy is not obtained, or the Company waives compliance, you may furnish such portion of the Confidential Information that you are legally required to disclose and will use reasonable efforts to obtain assurance that confidential treatment will be accorded the Confidential Information.

This Letter Agreement will terminate on the effectiveness of your appointment as Executive Vice President and Chief Financial Officer of the Company.

This Letter Agreement shall be governed and construed under the laws of the State of Missouri without regard to conflict of laws principles.

Leggett & Platt, Incorporated

By:	/s/ Scott S. Douglas
Title:	Senior Vice President - General Counsel & Secretary

Agreed this 20th day of August, 2019

/s/ Jeffrey L. Tate
Jeffrey L. Tate